Filed Pursuant to Rule 424(b)(3)

Registration No. 333-197396

PROSPECTUS SUPPLEMENT NO. 1

12,600,000 Shares of Common Stock

XCELMOBILITY, INC.

Common Stock

This Prospectus Supplement No. 1 supplements and amends our Prospectus dated July 31, 2014.  This Prospectus Supplement No. 1 includes our attached Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, as filed with the Securities and Exchange Commission on August 14, 2014.

The Prospectus, any prospectus supplements filed before the date hereof, and this Prospectus Supplement No. 1 relate to the resale of 12,600,000 shares of our common stock, par value $0.001 per share, by Hanover Holdings I, LLC (“Hanover”), including (i) 10,769,230 shares of the Company’s common stock issuable upon conversion of the principal of the senior convertible promissory note issued to Hanover as of May 30, 2014 (the “Convertible Note”); (ii) 71,508 shares of the Company’s common stock issuable upon conversion of the accrued interest under the Convertible Note; and (iii) 1,759,262 shares of our common stock issuable upon exercise of a warrant issued to Hanover as of May 30, 2014 (the “Warrant”). We will bear all costs associated with this registration.

We will not receive any proceeds from the sale of the shares of common stock offered by Hanover. We may receive proceeds of up to $150,000 if the Warrant is exercised for cash. Any proceeds received from the exercise of the Warrant will be used for working capital or general corporate purposes.

This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus and any prospectus supplements filed before the date hereof.  Any statement contained in the Prospectus and any prospectus supplements filed before the date hereof shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement No. 1 modifies or supersedes such statement.  Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement No. 1.

Our common stock is quoted on the OTCQB marketplace, operated by OTC Market Group, Inc., under the symbol “XCLL.” The shares of our common stock registered hereunder are being offered for sale by Hanover at prices established on the OTCQB during the term of this offering. On August 13, 2014, the closing bid price of our common stock was $0.04 per share. These prices will fluctuate based on the demand for our common stock.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT NO. 1 IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 1 is August 15, 2014.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended: June 30, 2014

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from __________ to _________

Commission File Number 000-54333

XCELMOBILITY INC.
(Exact name of registrant as specified in its charter)

Nevada	98-0561888
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

2225 East Bayshore Road, Suite 200, Palo Alto, CA 94303
(Address of principal executive offices) (Zip Code)

(650) 320-1728
(Registrant’s telephone number, including area code)

303 Twin Dolphins Drive, Suite 600, Redwood City, CA 94065
(Former address, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
☒ Yes ☐ No

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files)
☒Yes ☐ No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer	☒ Smaller reporting
		(Do not check if smaller	company
reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
☐ Yes ☒ No

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.

Class	Outstanding as of August 13, 2014
Common stock, $.001 par value	79,576,205

XCELMOBILITY INC. FORM 10-Q

2

FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, and other forward-looking statements included in this report. Such statements may be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” or similar terms, variations of such terms or the negative of such terms. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements address future events and conditions concerning, among others, capital expenditures, earnings, litigation, regulatory matters, liquidity and capital resources, and accounting matters. Actual results in each case could differ materially from those anticipated in such statements by reason of factors such as future economic conditions, changes in consumer demand, legislative, regulatory and competitive developments in markets in which we operate, results of litigation, and other circumstances affecting anticipated revenues and costs, and the risk factors set forth in our Annual Report on Form 10-K filed on March 31, 2014.

As used in this Quarterly Report on Form 10-Q, references to “dollars” and “$” are to United States dollars and, unless otherwise indicated, references to “we,” “our,” “us,” “Xcel,” “XCLL,” the “Company” or the “Registrant” refer to XcelMobility Inc., a Nevada corporation and its wholly owned subsidiaries, CC Mobility Limited (“CC Mobility”), a company organized under the laws of Hong Kong, Shenzhen CC Power Investment Consulting Co. Ltd. (“CC Investment”), a company organized under the laws of the People’s Republic of China, and a wholly-owned subsidiary of CC Mobility, Shenzhen CC Power Corporation (“CC Power”), a company organized under the laws of the People’s Republic of China; and Shenzhen Jifu Communication Technology Co., Ltd., a company organized under the laws of the People’s Republic of China (“Jifu”).

YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE FORWARD LOOKING STATEMENTS

The forward-looking statements made in this report on Form 10-Q relate only to events or information as of the date on which the statements are made in this report on Form 10-Q. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this report and the documents that we reference in this report, including documents referenced by incorporation, completely and with the understanding that our actual future results may be materially different from what we expect or hope.

3

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements.

XCELMOBILITY INC. AND SUBSIDIARIES

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2014 AND 2013

4

XCELMOBILITY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30	December 31
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$182,384	$431,707
Trade accounts receivable	2,228,090	1,662,760
Other receivables, net of 3,582 and 3,500 allowance for doubtful accounts	305,621	431,824
Inventory	934,251	2,101,585
Prepaid VAT	240,207	188,586
Advances to suppliers	-	913

Total Current Assets	$3,890,553	$4,817,375

Property, Plant and Equipment, net of accumulated depreciation of $290,872 and $285,796, at June 30, 2014 and December 31, 2013 respectively	81,876	92,393
Intangible assets, net	1,294,017	1,294,017
Goodwill	446,419	446,419

TOTAL ASSETS	$5,712,865	$6,650,204

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current Liabilities:		-
Accounts payable	$1,272,956	$2,814,906
Other payables and accrued expenses	1,394,005	1,247,549
Other taxes payable	-	319
Deferred revenue	19,083	19,223
Convertible notes, net of debt discount	-	60,703
Derivative liability	550,163	384,598
Accrued interest	-	5,223
Deferred tax liability	323,503	323,503

Total Current Liabilities	$3,559,710	$4,856,024

Convertible notes, net of debt discount	808,569	621,872
Warrant liabilities		-
Accrued interest	233,474	147,654
Total Liabilities	$4,601,753	$5,625,550

Shareholders’ Equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding at June 30, 2014 and December 31, 2013	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized; 74,773,902 and 73,127,686 shares issued and outstanding at June 30, 2014 and December 31, 2013 respectively	74,774	73,128
Shares unissued	2,100,000	2,100,000
Additional paid in capital	713,620	713,620
Accumulated deficit	(1,637,485)	(1,712,498)
Accumulated other comprehensive loss	(139,797)	(149,596)
Total Shareholders’ Equity	1,111,112	1,024,654
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,712,865	$6,650,204

The accompanying notes are an integral part of the condensed consolidated financial statements

5

XCELMOBILITY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Revenue	$629,448	$16,028	$1,473,976	$42,402

Cost of Revenue	93,445	11	228,297	11
Gross Profit	536,003	16,017	1,245,679	42,391

Operating Expenses:
Selling expense	9,307	4,147	44,324	8,634
General and administrative expense	386,837	425,469	905,958	707,401
Total Operating Expenses	396,144	429,616	950,282	716,035
Income (loss) from Operations	139,859	(413,599)	295,397	(673,644)

Other Income (Expense):
Interest income	82	173	82	208
Interest expense	(5,550)	(23,541)	(26,250)	(36,081)
Gain (loss) on derivative	(129,411)	309,687	(101,513)	309,687
Amortization of debt discount	(83,579)	(216,941)	(159,015)	(329,463)
Other income (expense)	43,699	1,560	66,312	15,524
Total Other Income (Expense)	(174,759)	70,938	(220,384)	(40,125)
Income (loss) Before Taxes	(34,900)	(342,661)	75,013	(713,769)
Income tax expense	-	-	-	-
Net Income (Loss)	(34,900)	(342,661)	75,013	(713,769)
Foreign currency translation adjustment	2,742	21,294	9,799	17,116
Comprehensive (loss) income	(32,158)	(321,367)	84,812	(696,653)

Basic income (loss) per share:	$(0.00)	$(0.01)	$0.00	$(0.01)

Diluted income (loss) per share:	$(0.00)	$(0.01)	$0.00	$(0.01)

Basic weighted average number of shares outstanding	73,666,997	67,849,391	73,398,831	64,022,491

Diluted weighted average number of shares outstanding	73,666,997	67,849,391	86,238,476	64,022,491

The accompanying notes are an integral part of the condensed consolidated financial statements

6

XCELMOBILITY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Months Ended
	June 30,
	2014	2013
Cash Flows from Operating Activities:
Net income (loss)	$75,013	$(713,769)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	10,675	12,932
Stock compensation expenses	-	140,728
Amortization of debt discount	159,015	329,463
Fair value adjustment on derivative liability	101,513

Changes in assets and liabilities:
Trade accounts receivable, net	(565,330)	(6,321)
Other receivables and prepayment	74,581	1,043
Advances to suppliers	913	3,406
Inventory	1,167,334	-
Accounts payable	(1,541,950)	(76,594)
Accrued interest	80,597	(51,735)
Other taxes payable	(318)	-
Other payables and accrued expenses	(22,514)	278,707
Deferred revenue	(140)	(55,353)

Net Cash Used In Operating Activities	(460,611)	(137,493)

Cash Flows from Investing Activities:
Purchase of property, plant and equipment, net of value added tax refunds received	(158)	(1,533)
Net Cash Used In Investing Activities	(158)	(1,533)

Cash Flows from Financing Activities:
Proceeds from issuance of notes payable	200,000	175,775
Net Cash Provided By Financing Activities	200,000	175,775

Effect of Exchange Rate Changes on Cash and Cash Equivalents	11,446	1,612

Net Change in Cash and Cash Equivalents	(249,323)	38,362

Cash and Cash Equivalents at Beginning of Period	431,707	98,739
Cash and Cash Equivalents at End of Period	$182,384	$137,100

Supplement Cash Flow Information
Cash paid during the period for interest	$26,250	$-
Cash paid during the period for income taxes	$-	$-

The accompanying notes are an integral part of the condensed consolidated financial statements

7

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1. Organization and Nature of Business

XcelMobility Inc.

XcelMobility Inc. (“Xcel” or the “Company”) was incorporated under the laws of the State of Nevada on December 27, 2007. Initial operations have included organization and incorporation, target market identification, marketing plans, and capital formation. The Company was no longer a development stage company after the Company started to generate revenues from various application of mobile device.

Share Cancellation

On August 11, 2011, Moses Carlo Supera Paez, a director and shareholder of the Company, surrendered 17,700,000 shares of common stock for cancellation. Further, on August 30, 2011, Mr. Paez surrendered an additional 7,350,000 shares of our common stock for cancellation and Mr. Jaime Brodeth, one of our former directors and a shareholder, surrendered 22,950,000 shares of our common stock for cancellation. As such, immediately prior to the Exchange Transaction as further discussed in detail later and after giving effect to the foregoing cancellations, the Company had 29,700,000 shares of common stock issued and outstanding. Immediately after the Exchange Transaction, the Company had 60,000,000 shares of common stock issued and outstanding.

CC Mobility Limited

CC Mobility Limited (“CC Mobility”), a company organized under the laws of Hong Kong, was formed on May 3, 2011 and has authorized capital of 10,000 shares with registered capital of HK$1,000 at HK$1 per share. At formation, CC Mobility Limited has issued 560 shares to CC Wireless Limited, a company organized under the laws of Hong Kong, and 440 shares to Sheen Ventures Limited, a company organized under the laws of Hong Kong. The Company is a holding company formed for the purpose of acquiring a target company to effect a reverse merger with a U.S. reporting company. The reverse merger was completed on August 30, 2011.

CC Power Investment Consulting Co. Ltd.

Shenzhen CC Power Investment Consulting Co. Ltd. (“CC Investment”), a wholly-owned subsidiary of CC Mobility, was incorporated on July 27, 2011 under the laws of the People’s Republic of China (“PRC”) as a wholly foreign owned limited liability company. The required registered capital is $2,000,000 and as of December 31, 2013, $400,000 of the registered capital has been contributed.

Shenzhen CC Power Corporation

Shenzhen CC Power Corporation (“CC Power”) is a Chinese enterprise organized in the PRC on March 13, 2003 in accordance with the Laws of the People’s Republic of China. The required registered capital of CC Power was approximately $1,547,000 (RMB 10,000,000) and as of December 31, 2013, CC Power has paid up approximately $346,000 (RMB2,526,000). In March 2011, Mr. Ryan Ge sold his 5% ownership in CC Power to the other shareholder, Xili Wang (“CC Power Shareholder”). Ms. Wang holds 100% ownership interest in CC Power at the end of the financial period.

CC Power is primarily engaged in the research, development and commercialization of applications for mobile devices that access the Internet utilizing mobile phone networks. CC Power’s principal activity is the design, testing sale and support of software to support mobile internet applications on cellular phones, smart phones, tablets and mobile computers in China. The principal product designed and built by CC Power is its Mach 5 Accelerator. This product has been independently tested by all 3 mobile phone carriers in China and accesses the internet 5 times faster than with other mobile browsers. The speed of the Mach 5 browser enables CC Power to develop other mobile software that can leverage off the Mach 5 products speed of processing. In order to support CC Power products the Company has built a series of server locations throughout China. CC Power sells its products to corporations directly, to individual users via the company’s website and retail locations, through distribution agents and through all three mobile phone carriers in China.

As noted above, the primary purpose of CC Power is to develop software that allows user faster access to the Internet. CC Power’s primary focus is in the mobile Internet market, with a focus on providing software that significantly increases the speed that users of smartphones, tablets and laptops can access the Internet over cellular phone networks. CC Power also uses their technology to increase the speed at which users of Virtual Private Networks can access data from their networks.

8

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Share Exchange Agreement

On August 30, 2011, the Company completed a voluntary share exchange transaction with Shenzhen CC Power Corporation, CC Mobility Limited and the shareholders of CC Mobility (“Selling Shareholders”) pursuant to a Share Exchange Agreement dated July 5, 2011 (the “Exchange Agreement”). In accordance with the terms of Exchange Agreement, on the Closing Date, Xcel issued 30,300,000 shares of its common stock to the Selling Shareholders in exchange for 100% of the issued and outstanding capital stock of CC Mobility (the “Exchange Transaction”). As a result of the Exchange Transaction, there was a change of control in the Company as the Selling Shareholders of CC Mobility acquired 50.5% of Xcel’s issued and outstanding common stock, CC Mobility became Xcel’s wholly-owned subsidiary, and Xcel acquired the business and operations of CC Mobility and CC Power.

For accounting purposes, the merger transaction is being accounted for as a reverse merger. The transaction has been treated as a recapitalization of CC Mobility and its subsidiaries, with Xcel (the legal acquirer of CC Mobility and its subsidiaries) considered the accounting acquiree and CC Mobility whose management took control of Xcel (the legal acquire of CC Mobility) considered the accounting acquirer.

CC Power is owned by an individual but controlled by CC Investment through a series of contractual arrangements that transferred all of the benefits and responsibilities for the operations of CC Power to CC Investment. CC Investment accounts for CC Power as a Variable Interest Entity (“VIE”) under ASC 810 “Consolidation.” Accordingly, CC Investment consolidates CC Power’s results, assets and liabilities.

Shenzhen Jifu Communication Technology Co., Ltd.

Shenzhen Jifu Communication Technology Co., Ltd (“Jifu”), was incorporated on April 16, 2001 under the laws of the People’s Republic of China (“PRC”) as a limited liability company. The required registered capital is RMB3,000,000 and all of the required registered capital has been contributed.

Jifu is primarily engaged in develops and distributes optical transmitters and receivers, electronic surveillance equipment, and other communications equipment. Jifu also engages in the purchase and sale of electronic products, network products, and communications equipment. In order to bolster its business, Jifu also engages in software research and development.

On May 7, 2013, the Company entered into and consummated a Stock Purchase Agreement (the “Agreement”) with Shenzhen CC Power Investment Consulting Co., Ltd., a company organized under the laws of the People’s Republic of China and an indirect wholly-owned subsidiary of the Company (“CC Power”), Shenzhen Jifu Communication Technology Co., Ltd. a company organized under the laws of the People’s Republic of China (“Jifu”) the shareholders of Jifu set forth in the signature page to the Agreement (the “Jifu Shareholders”) and Hui Luo.

Pursuant to the terms and conditions of the Agreement, the Company will issue an aggregate of 27,000,000 shares of the Company’s common stock (the “Purchase Shares”) to the Jifu Shareholders as consideration for Jifu entering into certain controlling agreements (the “VIE Agreement”) with CC Power. CC Power will effectively own Jifu through the various conditions prescribed in the VIE Agreements. The Company will also grant 3,000,000 shares (the “Luo Shares”, together with the Purchase Shares, the “Shares’”) to Mr. Luo.

The Shares will be released to the Jifu Shareholders and Mr. Luo after the Company has reviewed Jifu’s audited financial statements for the year ended December 31, 2013. If Jifu has achieved net revenue of $4,000,000 for the year ended December 31, 2013 (the “Target”), then the Company will release the Shares to the Jifu Shareholders and Mr. Luo in their full respective amounts. If Jifu has not achieved the Target by the end of the calendar year, the Company will decrease the amount of shares of common stock issued to the Jifu Shareholders and Mr. Luo in accordance with a formula set forth in the Agreement and release the Shares to the Jifu Shareholders and Mr. Luo in their respective decreased amounts. The Agreement has been approved by the boards of directors of the Company, CC Power, and Jifu, and the Jifu Shareholders.

9

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Service and equipment agreement – Jifu

In January, 2013, Jifu entered into an agreement with Shenzhen Hong Di Industry Co., Ltd (“Hong Di”), a company incorporated in the PRC. Jifu will provide software and computer equipment with technical support services to Hong Di. The total consideration of this agreement is US$4,306,740 (equivalent to RMB27,169,500). The term of this agreement is 3 years. Ms. Sumin Su was the common director of both Jifu and Hong Di, before her resignation from the director of Hong Di became effective on June 19, 2013.

The organizational structure of the Company is as follows:

10

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2. Summary of Significant Accounting Policies

Basis of presentation

The accompanying unaudited condensed consolidated financial statements of the Company and its subsidiaries at June 30, 2014 and for the six months ended June 30, 2014 and 2013 reflect all adjustments (consisting only of normal recurring adjustments) that, in the opinion of management, are necessary to present fairly the financial position and results of operations of the Company for the periods presented. Operating results for the six months ended June 30, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014. The accompanying condensed consolidated financial statements should be read in conjunction with the audited financial statements and the notes thereto for the year ended December 31, 2013. The Company follows the same accounting policies in the preparation of interim reports. The Company’s accounting policies used in the preparation of the accompanying financial statements conform to accounting principles generally accepted in the United States of America ("US GAAP")

The functional currency is the Chinese Renminbi, however the accompanying condensed consolidated financial statements have been translated and presented in United States Dollars ($). All significant inter-company balances and transactions have been eliminated in consolidation.

All dollars are rounded to nearest hundred except for share data.

11

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2. Summary of Significant Accounting Policies - Continued

Use of estimates

In preparing financial statements in conformity with US GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported periods. Actual results could differ from those estimates.

Significant Estimates

These financial statements include some amounts that are based on management’s best estimates and judgments. The most significant estimates relate to depreciation of property, plant and equipment, the valuation allowance for deferred taxes. It is reasonably possible that the above-mentioned estimates and others may be adjusted as more current information becomes available, and any adjustment could be significant in future reporting periods.

Variable Interest Entity

The accounts of CC Power have been consolidated with the accounts of the Company because CC Power is a variable interest entity with respect to CC Investment, which is a wholly-owned subsidiary of the Company. CC Investment entered into five agreements dated August 22, 2011 with CC Power Shareholder and with CC Power pursuant to which CC Investment provides CC Power with exclusive technology consulting and management services. In summary, the five agreements contain the following terms:

Entrusted Management Agreement. This agreement provides that CC Investment will provide exclusive management services to CC Power. Such management services include but are not limited to financial management, business management, marketing management, human resource management and internal control of CC Power. The Entrusted Management Agreement will remain in effect until the acquisition of all assets or equity of CC Power by CC Investment is complete (as more fully described in the Exclusive Purchase Option Agreement below).

Technical Services Agreement. This agreement provides that CC Investment will provide exclusive technical services to CC Power. Such technical services include but are not limited to software, computer system, data analysis, training and other technical services. CC Investment shall be entitled to charge CC Power service fees equivalent to CC Power’s total net income. The Technical Service Agreement will remain in effect until the acquisition of all assets or equity of CC Power by CC Investment is complete (as more fully described in the Exclusive Purchase Option Agreement below).

Exclusive Purchase Option Agreement. Under the Exclusive Purchase Option Agreement, the CC Power Shareholder granted CC Investment an irrevocable and exclusive purchase option to acquire CC Power’s equity and/or assets at a nominal consideration. CC Investment may exercise the purchase option at any time.

Loan Agreement. Under the Loan Agreement, CC Investment agreed to lend RMB 10,000,000 to the CC Power Shareholder, to be used solely for the operations of CC Power.

Equity Pledge Agreement. Under the Equity Pledge Agreement, the CC Power Shareholder pledged all of its equity interests in CC Power, including the proceeds thereof, to guarantee all of CC Investment’s rights and benefits under the Entrusted Management Agreement, the Technical Service Agreement, the Exclusive Purchase Option Agreement and the Loan Agreement. Prior to termination of this Equity Pledge Agreement, the pledged equity interests cannot be transferred without CC Investment’s prior consent. The CC Power Shareholder covenants to CC Investment that among other things, it will only appoint/elect the candidates for the directors of CC Power nominated by CC Investment.

12

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2. Summary of Significant Accounting Policies - Continued

In sum, the agreements transfer to CC Investment all of the benefits and all of the risk arising from the operations of CC Power, as well as complete managerial authority over the operations of CC Power. Through these contractual arrangements, the Company has the ability to substantially influence CC Power’s daily operations and financial affairs, appoint its directors and senior executives, and approve all matters requiring board and/or shareholder approval. These contractual arrangements enable the Company to control CC Power and operate our business in the PRC through CC Investment. By reason of the relationship described in these agreements, CC Power is a variable interest entity with respect to CC Investment and CC Investment is considered the primary beneficiary of CC Power because the following characteristics identified in ASC 810-10-15-14 are present:

-	The holder of the equity investment in CC Power lacks the direct or indirect ability to make decisions about the entity’s activities that have a significant effect on the success of CC Power, having assigned their voting rights and all managerial authority to CC Investment. (ASC 810-10-15-14(b)(1)).

-	The holder of the equity investment in CC Power lacks the obligation to absorb the expected losses of CC Power, having assigned to CC Investment all revenue and responsibility for all payables. (ASC 810-10-15-14(b)(2).

-	The holder of the equity investment in CC Power lacks the right to receive the expected residual returns of CC Power, having granted to CC Investment all revenue as well as an option to purchase the equity interests at a fixed price. (ASC 810-10-15-14(b)(3)).

Accordingly, the Company’s condensed consolidated financial statements reflect the results of operations, assets and liabilities of CC Power. The carrying amount and classification of CC Power’s assets and liabilities included in the Condensed Consolidated Balance Sheets are as follows:

	June 30,	December 31,
	2014	2013

Total current assets	$106,234	$86,173
Total assets	162,837	153,178
Total current liabilities	687,906	551,012
Total liabilities	687,906	551,012

Jifu

The accounts of Jifu have been consolidated with the accounts of the Company because Jifu is a variable interest entity with respect to CC Investment, which is a wholly-owned subsidiary of the Company. CC Investment entered into five agreements dated May 7, 2013 with Jifu Shareholder and with Jifu pursuant to which CC Investment provides Jifu with exclusive technology consulting and management services. In summary, the five agreements contain the following terms:

Entrusted Management Agreement. Effective on May 7, 2013, CC Investment entered into an Entrusted Management Agreement with Jifu and the Jifu Shareholders, pursuant to which CC Investment agreed to provide, and Jifu agreed to accept, exclusive management services provided by CC Investment. Such management services include but are not limited to financial management, business management, marketing management, human resource management and internal control of Jifu. Jifu will pay a service fee to CC Investment on a quarterly basis, which fee will be a percentage of Jifu’s total operational income. The Entrusted Management Agreement will remain in effect until the acquisition of all the assets or equity of Jifu by CC Investment.

Technical Services Agreement. Effective on May 7, 2013, CC Investment entered into a Technical Services Agreement with Jifu and the Jifu Shareholders, pursuant to which CC Investment agreed to provide, and Jifu agreed to accept, exclusive technical services provided by CC Investment. Such technical services include but are not limited to software services, computer systems services, data analysis, training and other technical services. Jifu will pay a service fee to CC Investment on a quarterly basis, which fee shall be a percentage of Jifu’s total operational income. The Technical Service Agreement will remain in effect until the acquisition of all the assets or equity of Jifu by CC Investment.

13

Exclusive Purchase Option Agreement. Effective on May 7, 2013, CC Investment entered into an Exclusive Purchase Option Agreement with Jifu and the Jifu Shareholders, pursuant to which the Jifu Shareholders granted CC Investment an irrevocable and exclusive purchase option to acquire all of Jifu’s equity and/or assets at a nominal consideration. CC Investment may exercise the purchase option at any time. Until CC Investment has exercised its purchase option, Jifu is required to conduct its business in accordance with certain covenants as further described in the Exclusive Purchase Option Agreement.

Loan Agreement

Effective on May 7, 2013, CC Investment entered into a Loan Agreement with the Jifu Shareholders, pursuant to which CC Investment agreed to lend RMB 3,000,000 to the Jifu Shareholders, to be used solely for the operations of Jifu. The loan is interest free, unless the deemed value of the consideration for the equity purchase of Jifu or asset purchase of Jifu under the Exclusive Purchase Option Agreement is higher than the principal amount of the loan, in which case the excess will be deemed to be interest on the loan.

Equity Pledge Agreement

Effective on May 7, 2013, CC Investment entered into an Equity Pledge Agreement with Jifu and the Jifu Shareholders, pursuant to which the Jifu Shareholders pledged all of their equity interests in Jifu, including the proceeds thereof, to guarantee all of CC Investment’s rights and benefits under the Entrusted Management Agreement, the Technical Service Agreement, the Exclusive Purchase Option Agreement and the Loan Agreement. Prior to termination of the Equity Pledge Agreement, the pledged equity interests cannot be transferred without CC Investment’s prior consent. The Jifu Shareholders covenant to CC Investment that among other things, they will only appoint/elect candidates for the board of directors of Jifu and supervisor office of Jifu that were nominated by CC Investment.

In sum, the agreements transfer to CC Investment all of the benefits and all of the risk arising from the operations of Jifu, as well as complete managerial authority over the operations of Jifu. Through these contractual arrangements, the Company has the ability to substantially influence Jifu’s daily operations and financial affairs, appoint its directors and senior executives, and approve all matters requiring board and/or shareholder approval. These contractual arrangements enable the Company to control Jifu and operate our business in the PRC through CC Investment. By reason of the relationship described in these agreements, Jifu is a variable interest entity with respect to CC Investment and CC Investment is considered the primary beneficiary of Jifu because the following characteristics identified in ASC 810-10-15-14 are present:

The holder of the equity investment in Jifu lacks the direct or indirect ability to make decisions about the entity’s activities that have a significant effect on the success of Jifu, having assigned their voting rights and all managerial authority to CC Investment. (ASC 810-10-15-14(b)(1)).

The holder of the equity investment in Jifu lacks the obligation to absorb the expected losses of Jifu, having assigned to CC Investment all revenue and responsibility for all payables. (ASC 810-10-15-14(b)(2).

The holder of the equity investment in Jifu lacks the right to receive the expected residual returns of Jifu, having granted to CC Investment all revenue as well as an option to purchase the equity interests at a fixed price. (ASC 810-10-15-14(b)(3)).

Accordingly, the Company’s condensed consolidated financial statements reflect the results of operations, assets and liabilities of Jifu. The carrying amount and classification of Jifu’s assets and liabilities included in the Condensed Consolidated Balance Sheets are as follows:

	June 30,	December 31,
	2014	2013

Total current assets	$4,162,198	$5,138,384
Total assets	4,185,168	5,161,150
Total current liabilities	1,840,824	3,405,746
Total liabilities	1,840,824	3,405,746

Revenue recognition

Our source of revenues is from internet accelerator software, which includes new software license revenues and software plus hardware and maintenance arrangements, and the source of revenue of Jifu is from developing and distributing optical transmitters and receivers, electronic surveillance equipment, and other communications equipment; and trading of electronic products, network products, and communications equipment. We also engage in software research and development, GPS system development and website development projects along with maintenance arrangements.

We evaluate revenue recognition based on the criteria set forth in FASB ASC 985-605, Software: Revenue Recognition and Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements, as revised by SAB No. 104, Revenue Recognition.

14

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2. Summary of Significant Accounting Policies - Continued

Revenue Recognition for Software Products (Software Elements)

New software license revenues represent fees earned from granting customers licenses to download our software products that aim at improving the internet connection speed of the mobile phone, computers or servers. The basis for software license revenue recognition is substantially governed by the accounting guidance contained in ASC 985-605, Software-Revenue Recognition. For software license that do not require significant modification or customization of the underlying software, we recognize new software license revenues when: (1) we enter into a legally binding arrangement with a customer for the license of software; (2) we deliver the products; (3) the sale price is fixed or determinable and free of contingencies or significant uncertainties; and (4) collection is probable. Revenues that are not recognized at the time of sale because the foregoing conditions are not met are recognized when those conditions are subsequently met.

Our software license arrangements do not include acceptance provisions, software license updates or product support contracts.

Revenue Recognition for Multiple-Element Arrangements - Software Products and Software Related Services(Software Arrangements)

We enter into arrangements with customers that purchase software related products that include one to three year product support service and a short training session (referred to as software related multiple-element arrangements). Such software related multiple-element arrangements include the sale of our software products, and product support contracts whereby software license delivery is followed by the subsequent delivery of the other elements. Our software license arrangements include acceptance provisions. We recognize revenue upon the receipt of written customer acceptance. The vast majority of our software license arrangements include software license updates and product support contracts. Software license updates provide customers with rights to unspecified software product upgrades during the term of the support period. Product support includes telephone access to technical support personnel or on-site support. For those software related multiple-element arrangements, we recognized revenue pursuant to ASC 985-605. Since we are unable to determine the fair value of the selling price for the undelivered elements in a multiple-element arrangement, which is the product support service and training, the entire arrangement consideration is deferred and is recognized ratably over the term of the arrangement, typically one year to three years.

Revenue Recognition for Multiple-Element Arrangements - Arrangements with Software and Hardware Elements

We also enter into multiple-element arrangements that may include a combination of our software installed in the hardware products we purchased from third parties and service offerings including purchased hardware , new software licenses, installation of the software in the hardware and one to three years product support. We adopted Accounting Standards Update (“ASU”) 2009-13, Revenue Recognition (Topic 605) : Multiple-Deliverable Revenue Arrangements . This guidance modifies the fair value requirements of FASB ASC subtopic 605-25, Revenue Recognition-Multiple Element Arrangements , by allowing the use of the “best estimate of selling price” in addition to vendor-specific objective evidence and third-party evidence for determining the selling price of a deliverable for non-software arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence, (b) third-party evidence, or (c) estimated selling price. In addition, the residual method of allocating arrangement consideration is no longer permitted. In such arrangements, we first allocate the total arrangement consideration based on the relative selling prices of the software group of elements as a whole and to the hardware elements. We recognize the hardware element considerations upon delivery of the hardware. The consideration allocated to the software group which includes the software element and the product support is recognized in according to the software arrangements policy as described above.

Cost of Revenue

Cost of revenue primarily consists of direct costs of products, direct labor of technical staff, depreciation of computer equipment, and overhead associated with the technical department.

15

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2. Summary of Significant Accounting Policies - Continued

Economic and political risks

The Company’s operations are mainly conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations in the PRC may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC.

The Company’s major operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in government administration, governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Credit risk

The Company may be exposed to credit risk from its cash and fixed deposits at bank. No allowance has been made for estimated irrecoverable amounts determined by reference to past default experience and the current economic environment.

Property and equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Equipment	5 years
Office equipment	5 years
Leasehold improvements	Over the lease terms
Software	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

Accounting for the impairment of long-lived assets

Impairment of Long-Lived Assets is evaluated for impairment at a minimum on an annual basis whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with ASC 360-10 “Impairments of Long-Lived Assets”. An asset is considered impaired if its carrying amount exceeds the future net cash flow the asset is expected to generate. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value. The recoverability of long-lived assets is assessed by determining whether the unamortized balances can be recovered through undiscounted future net cash flows of the related assets. The amount of impairment, if any, is measured based on projected discounted future net cash flows using a discount rate reflecting the Company's average cost of capital.

Goodwill, Customer-relationship, and Trade-name Intangibles

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in a business combination. In accordance with Accounting Standards Codification ASC 350 “Intangibles - Goodwill and Other”, goodwill is no longer subject to amortization. Rather, goodwill is subject to at least an annual assessment for impairment, applying a fair-value based test.

Customer-relationship and trade-name acquired as part of the Merger account for the majority of our intangible assets recognized in the Consolidated Balance Sheet. These assets are expected to generate cash flows indefinitely, do not have estimable or finite useful lives and, therefore, are accounted for as indefinite-lived assets not subject to amortization. We consider the income approach when testing intangible assets with indefinite lives for impairment on an annual basis. We utilize the income approach, specifically the relief from royalty method, for analyzing our indefinite-lived assets. This method is based on the assumption that, in lieu of ownership, a firm would be willing to pay a royalty in order to exploit the related benefits of this asset class.

16

Inventories

Inventories are stated at the lower of cost or market value. Substantially all inventory costs are determined using the weighted average basis. The management regularly evaluates the composition of its inventory to identify slow-moving and obsolete inventories to determine if additional write-downs are required.

Accounts receivable

Accounts receivable consists of amounts due from customers. An allowance for doubtful accounts is established and determined based on management’s assessment of known requirements, aging of receivables, payment history, the customer’s current credit worthiness and the economic environment. As of June 30 2014 and 2013, no allowance for doubtful accounts was deemed necessary based on management’s assessment.

Fair Value of Financial Instruments

FASB accounting standards require disclosing fair value to the extent practicable for financial instruments that are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

For certain financial instruments, including cash, accounts payable, accruals and other payables, the carrying amounts approximate fair value because of the near term maturities of such obligations.

Patents

The Company has three patents as listed in the table below relating to its internet accelerator software products. Fees related to registering these patents were insignificant and have been expensed as incurred.

Patent	Register Number	Issued By
Mach5 Internet Acceleration Software V.6.0	2007SR09253	National Copyright Administration of PRC
Mach5 Enterprise Acceleration Software V.3.3	2009SR058767	National Copyright Administration of PRC
Mach5 Web Browser Software	2010SR001089	National Copyright Administration of PRC

Research and development and Software Development Costs

All research and development costs are expensed as incurred. Software development costs eligible for capitalization under ASC 985-20, Software-Costs of Software to be Sold, Leased or Marketed, were not material to our consolidated financial statements for the six months ended June 30, 2014 and 2013. Research and development expenses amounted to $193,795 and $96,840 for the six months ended June 30, 2014 and 2013, respectively, and were included in general and administrative expense.

Comprehensive income

Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. For the Company, comprehensive income for the periods presented includes net income and foreign currency translation adjustments.

Income taxes

Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Current tax is based on the profit or loss from ordinary activities adjusted for items that are non-assessable or disallowable for income tax purpose and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date. Deferred income tax liabilities or assets are recorded to reflect the tax consequences in future differences between the tax basis of assets and liabilities and the financial reporting amounts at each year end. A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized.

17

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2. Summary of Significant Accounting Policies - Continued

Foreign currency translation

Assets and liabilities of the Company’s subsidiaries with a functional currency other than US$ are translated into US$ using period end exchange rates. Income and expense items are translated at the average exchange rates in effect during the period. Foreign currency translation differences are included as a component of Accumulated Other Comprehensive Income in Shareholders’ Equity.

The exchange rates used to translate amounts in RMB into USD for the purposes of preparing the financial statements were as follows:

June 30, 2014
Balance sheet	RMB 6.1552 to US $1.00
Statement of operations and other comprehensive loss	RMB 6.1397 to US $1.00

June 30, 2013
Balance sheet	RMB 6.1732 to US $1.00
Statement of operations and other comprehensive loss	RMB 6.2395 to US $1.00

December 31, 2013
Balance sheet	RMB 6.1104 to US $1.00
Statement of income and other comprehensive income	RMB 6.1905 to US $1.00

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation.

18

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2. Summary of Significant Accounting Policies - Continued

Post-retirement and post-employment benefits

The Company contributes to a state pension plan in respect of its PRC employees. Other than the state pension plan, the Company does not provide any other post-retirement or post-employment benefits.

Recently Issued Accounting Pronouncements

In January 2013, FASB has issued Accounting Standards Update (ASU) No. 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. This ASU clarifies that ordinary trade receivables and receivables are not in the scope of ASU No. 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. Specifically, ASU 2011-11 applies only to derivatives, repurchase agreements and reverse purchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with specific criteria contained in the FASB Accounting Standards Codification™ (Codification) or subject to a master netting arrangement or similar agreement. The FASB undertook this clarification project in response to concerns expressed by U.S. stakeholders about the standard’s broad definition of financial instruments. After the standard was finalized, companies realized that many contracts have standard commercial provisions that would equate to a master netting arrangement, significantly increasing the cost of compliance at minimal value to financial statement users. An entity is required to apply the amendments in ASU 2013-01 for fiscal years beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the required disclosures retrospectively for all comparative periods presented. The effective date is the same as the effective date of ASU 2011-11.

In February 2013, FASB has issued Accounting Standards Update (ASU) No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. This ASU improves the transparency of reporting these reclassifications. Other comprehensive income includes gains and losses that are initially excluded from net income for an accounting period. Those gains and losses are later reclassified out of accumulated other comprehensive income into net income. The amendments in this ASU do not change the current requirements for reporting net income or other comprehensive income in financial statements. All of the information that this ASU requires already is required to be disclosed elsewhere in the financial statements under U.S. GAAP.

The new amendments will require an organization to:

-   Present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income - but only if the item reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period.

-   Cross-reference to other disclosures currently required under U.S. GAAP for other reclassification items (that are not required under U.S. GAAP) to be reclassified directly to net income in their entirety in the same reporting period. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is initially transferred to a balance sheet account (e.g., inventory for pension-related amounts) instead of directly to income or expense.

The amendments apply to all public and private companies that report items of other comprehensive income. Public companies are required to comply with these amendments for all reporting periods (interim and annual). A private company is required to meet the reporting requirements of the amended paragraphs about the roll forward of accumulated other comprehensive income for both interim and annual reporting periods. However, private companies are only required to provide the information about the effect of reclassifications on line items of net income for annual reporting periods, not for interim reporting periods. The amendments are effective for reporting periods beginning after December 15, 2012, for public companies and are effective for reporting periods beginning after December 15, 2013, for private companies. Early adoption is permitted.

In February 2013, FASB issued Accounting Standards Update (ASU) No. 2013-03, Financial Instruments (Topic 825). This ASU clarifies the scope and applicability of a disclosure exemption that resulted from the issuance of Accounting Standards Update No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendment clarifies that the requirement to disclose"the level of the fair value hierarchy within which the fair value measurements are categorized in their entirety (Level 1, 2, or 3)" does not apply to nonpublic entities for items that are not measured at fair value in the statement of financial position, but for which fair value is disclosed. This ASU is the final version of Proposed Accounting Standards Update 2013-200—Financial Instruments (Topic 825) which has been deleted. The amendments are effective upon issuance.

19

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

In February 2013, FASB has issued Accounting Standards Update (ASU) No. 2013-04, Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date. This ASU provides guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this ASU is fixed at the reporting date, except for obligations addressed within existing guidance in U.S. GAAP. The guidance requires an entity to measure those obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The guidance in this ASU also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. For nonpublic entities, the amendments are effective for fiscal years ending after December 15, 2014, and interim periods and annual periods thereafter. The amendments in this ASU should be applied retrospectively to all prior periods presented for those obligations resulting from joint and several liability arrangements within the ASU’s scope that exist at the beginning of an entity’s fiscal year of adoption. An entity may elect to use hindsight for the comparative periods (if it changed its accounting as a result of adopting the amendments in this ASU) and should disclose that fact. Early adoption is permitted.

In March 2013, FASB has issued Accounting Standards Update (ASU) No. 2013-05, Foreign Currency Matters (Topic 830). This ASU resolve the diversity in practice about whether Subtopic 810-10, Consolidation—Overall, or Subtopic 830-30, Foreign Currency Matters—Translation of Financial Statements, applies to the release of the cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business (other than a sale of in substance real estate or conveyance of oil and gas mineral rights)within a foreign entity. In addition, the amendments in this Update resolve the diversity in practice for the treatment of business combinations achieved in stages (sometimes also referred to as step acquisitions) involving a foreign entity. This ASU is the final version of Proposed Accounting Standards Update EITF11Ar—Foreign Currency Matters (Topic 830), which has been deleted. The amendments in this Update are effective prospectively for fiscal years (and interim reporting periods within those years) beginning after December 15, 2013. For nonpublic entities the amendments in this Update are effective prospectively for the first annual period beginning after December 15, 2014, and interim and annual periods thereafter. The amendments should be applied prospectively to derecognition events occurring after the effective date. Prior periods should not be adjusted. Early adoption is permitted. If an entity elects to early adopt the amendments, it should apply them as of the beginning of the entity’s fiscal year of adoption.

In July 2013, The FASB has issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (a consensus of the FASB Emerging Issues Task Force).

U.S. GAAP does not include explicit guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The amendments in this ASU state that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets.

This ASU applies to all entities that have unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. For nonpublic entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted.

20

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

In March 2014, FASB has issued Accounting Standards Update (ASU) No. 2014-07, Applying Variable Interest Entities Guidance to Common Control Leasing Arrangements. The guidance addresses the consolidation of lessors in certain common control leasing arrangements and is based on a consensus reached by the Private Company Council (PCC). Under current U.S. GAAP, a company is required to consolidate an entity in which it has a controlling financial interest. The assessment of controlling financial interest is performed under either: (a) a voting interest model; or (b) a variable interest entity model. In a variable interest entity model, the company has a controlling financial interest when it has: (a) the power to direct the activities that most significantly affect the economic performance of the entity; and (b) the obligation to absorb losses or the right to receive benefits of the entity that could be potentially significant to the entity. To determine which model applies, a company preparing financial statements must first determine whether it has a variable interest in the entity being evaluated for consolidation and whether that entity is a variable interest entity. If elected, the accounting alternative should be applied to all leasing arrangements meeting the above conditions. The alternative should be applied retrospectively to all periods presented, and is effective for annual periods beginning after December 15, 2014, and interim periods within annual periods beginning after December 15, 2015. Early application is permitted for all financial statements that have not yet been made available for issuance.

Management does not believe that any other recently issued but not yet effective accounting pronouncements, if adopted, would have an effect on the accompanying financial statements.

3. Going Concern

The Company has incurred negative operating cash flows during the six months ended June 30, 2014 and has an accumulated deficit at June 30, 2014 and has relied on the Company’s registered capital and issuance of convertible notes to fund operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The financial statements have been prepared assuming that the Company will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of this uncertainty. As of June 30, 2014, the Company had limited cash resources and management plans to continue its efforts to raise additional funds through debt or equity offerings which will be used to fund operations.

4. Goodwill

Pursuant to the acquisition agreement with Jifu, the Company will issue an aggregate of 30,000,000 shares of the Company’s common stock at market price at approximate $0.07 per share. The transaction was shown as below:

	RMB	USD

Cost of acquisition	$12,873,000	$2,100,000
Net assets of Jifu	10,136,450	1,653,581

Goodwill balance at June 30, 2014	2,736,550	446,419

5. Property and Equipment, net

Property, plant and equipment, net consist of the following:

	June 30,	December 31,
	2014	2013

Equipment	$249,306	$249,543
Office equipment	117,159	118,018
Leasehold improvements	8,611	8,674
Software	1,940	1,954
	377,016	378,189
Less: Accumulated depreciation	(295,140)	(285,796)
Property and equipment, net	$81,876	$92,393

The depreciation expense was $10,317 and $6,966 for the three months ended June 30, 2014 and 2013, respectively. The depreciation expense was $4,573 and $14,375 for the six months ended June 30, 2014 and 2013, respectively.

21

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

6. Intangible Assets, net

Intangible assets, net consist of the following:

	June 30,	December 31,
	2014	2013

Customer relationship	$793,547	$793,547
Trade name	500,470	500,470
	1,294,017	1,294,017
Less: Accumulated amortization	-	-
Intangible assets, net	$1,294,017	$1,294,017

7. Deferred Revenue

Deferred revenue represents deferred internet accelerator license revenue over the maintenance period of one to three years for our multiple element arrangements (Note 2).

In addition, deferred revenue includes two government grants for use in research and development related expenditures for periods through July 2014. The portion of the grants that has not been spent is deferred and recognize as other income as the funds are spent on research and development related expenditures.

Deferred revenue included on the balance sheets as of June 30, 2014 and December 31, 2013 is as follow:

	June 30,	December 31,
	2014	2013
Deferred revenue:
Current	$19,083	$19,223
Non-current	-	-
Total	$19,083	$19,223

The table below sets forth the deferred revenue activities during the six months ended June 30, 2014 and 2013:

	For the six months ended June 30,
	2014	2013

Deferred revenue, balance at beginning of period	$19,223	$98,941
Less: government grant earned during the three months	-	(14,289)
Less: Revenue earned during the three months	-	(21,010)
Exchange rate difference	(140)	-
Deferred revenue, balance at end of period	$19,083	$63,642

22

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

8. Convertible Promissory Notes

Outstanding balances for the four convertible promissory notes as of June 30, 2014 and December 31, 2013 are as follow:

			Loan	Interest	Convertible	June 30,	December 31,
Lender	Date of Note	Maturity Date	Amount	Rate (p.a.)	Number of stock	2014	2013

Vantage Associates SA	April 15, 2011	April 15, 2016	$150,000	5%	600,000	$150,000	$150,000
Empa Trading Ltd.	June 5, 2011	June 5, 2016	100,000	5%	400,000	100,000	100,000
First Capital A.G.	July 14, 2011	July 14, 2016	150,000	5%	600,000	150,000	150,000
First Capital A.G.	September 9, 2011	September 9, 2016	200,000	5%	800,000	200,000	200,000
Vantage Associates SA	September 9, 2011	September 9, 2016	200,000	5%	800,000	200,000	200,000
Vantage Associates SA	October 27, 2011	October 27, 2016	50,000	5%	200,000	50,000	50,000
First Capital A.G.	December 1, 2011	December 1, 2016	50,000	5%	200,000	50,000	50,000
First Capital A.G.	January 23, 2012	January 23, 2017	50 000	5%	200,000	50,000	50,000
Hanover Holdings I, LLC	May 30, 2014	May 30, 2016	350,000	8%	9,039,645	350,000	-
First Capital A.G.	April 25, 2012	April 25,2014	100,000	5%	-	-	100,000
						$1,300,000	$1,050,000
					Less:
					Debt discount
					from beneficial
					conversion feature	491,431	367,425
						808,569	682,575

					Less:
					Current portion	-	60,703
					Non-current portion	$808,569	$621,872

23

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

8. Convertible Promissory Notes- Continued

The debt discount was the beneficial conversion feature of the notes. It is being accreted as additional interest expense ratably over the term of the convertible notes.

Interest expense for the three months ended June 30, 2014 and 2013 was $13,043 and $23,541, respectively. Interest expense for the six months ended June 30, 2014 and 2013 was $26,168 and $36,081, respectively.

Amortization of the beneficial conversion feature for the six months ended June 30, 2014 and 2013 were $159,015 and $216,941 respectively.

Except for the convertible promissory note of $100,000 issued to First Capital A.G. on April 25, 2012 and the $350,000 issued to Hanover Holdings I, LLC on May 30, 2014, all the convertible promissory notes (the “Notes”) are convertible upon the occurrence of the following events:

(1) At any time, prior to the maturity date, the Company and the holder of the notes may mutually agree on a date to convert in whole or in part the notes into shares of common stock of the Company on the following terms: Holder of the note will be issued share units comprising of:

(i)	one common share to be purchased at a price of $0.5, and
(ii)	one warrant that is convertible into one common share at a price of $1.00, and expires two years from the date of the Exchange Transaction is completed, and
(iii)	one warrant that is convertible into one common share at a price of $1.5, and expires three years from the date the Exchange Transaction is completed.

(2) Unless earlier converted into common stock mentioned above, if within twelve months of the date hereof the Company completes a Qualified Financing, as defined by the respective convertible promissory notes, the holder agrees to exchange the notes simultaneously with the initial closing of such Qualified Financing as follows:

(a) In the event of a debt Qualified Financing (“Qualified Debt Financing”), the Holder may at its option exchange in whole or in part this Note for a promissory note (or other evidence of indebtedness) in the same form and with the same terms and conditions as those issued in such Qualified Debt Financing and in a principal amount equal to the then outstanding Debt.

(b) In the event of an equity Qualified Financing (“Qualified Equity Financing”), the Holder may at its option convert the Debt into shares of capital stock of the same class and series and with the same rights, preferences and privileges as those issued in such Qualified Equity Financing, at a price per share equal to the purchase price paid by investors in such Qualified Equity Financing.

Convertible promissory note of $100,000 issued to First Capital A.G. on April 25, 2012

The convertible promissory note of $100,000 issued to First Capital A.G. on April 25, 2012, is convertible upon the occurrence of the following events:

(1) At any time, prior to the maturity date, the Company and the holder of the notes may mutually agree on a date to convert in whole or in part the notes into shares of common stock of the Company on the following terms: Holder of the note will be issued share units comprising of:

(i) one common share to be purchased at a price of based on the moving average share price over the preceding 20 trading days, and

(ii) one warrant that is convertible into one common share at a price based on the moving average share price over the preceding 20 trading days and expires two years from the date of the Exchange Transaction is completed, and

(iii) one warrant that is convertible into one common share at a price based on the moving average share price over the preceding 20 trading days and expires three years from the date the Exchange Transaction is completed.

(2) Unless earlier converted into common stock mentioned above, if within twelve months of the date hereof the Company completes a Qualified Financing, as defined by the respective convertible promissory notes, the holder agrees to exchange the notes simultaneously with the initial closing of such Qualified Financing as follows:

(a) In the event of a debt Qualified Financing (“Qualified Debt Financing”), the Holder may at its option exchange in whole or in part this Note for a promissory note (or other evidence of indebtedness) in the same form and with the same terms and conditions as those issued in such Qualified Debt Financing and in a principal amount equal to the then outstanding Debt.

24

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

(b) In the event of an equity Qualified Financing (“Qualified Equity Financing”), the Holder may at its option convert the Debt into shares of capital stock of the same class and series and with the same rights, preferences and privileges as those issued in such Qualified Equity Financing, at a price per share equal to the purchase price paid by investors in such Qualified Equity Financing.

Convertible promissory note of $350,000 issued to Hanover Holdings I, LLC on May 30, 2014

On May 30, 2014, or the Closing Date, we entered into a securities purchase agreement dated as of the Closing Date (the “Purchase Agreement”) with Hanover Holdings I, LLC, a New York limited liability company (“Hanover”). Pursuant to the terms of the Purchase Agreement, Hanover purchased from us on the Closing Date (i) a senior convertible note with an initial principal amount of $350,000 (the “Convertible Note”) and (ii) a warrant to acquire up 3,716,091 shares of our common stock (the “Warrant”), for a total purchase price of $250,000. The Convertible Note was issued with an original issue discount of approximately 28.57%.

$40,000 of the outstanding principal amount of the Convertible Note (together with any accrued and unpaid interest with respect to such portion of the principal amount) shall be automatically extinguished (without any cash payment by us) if (i) we have properly filed a registration statement with the Securities and Exchange Commission, or SEC, on or prior to July 14, 2014, or the Filing Deadline, covering the resale by Hanover of the shares of common Stock issued or issuable upon conversion of the Convertible Note and (ii) no event of default or an event that with the passage of time or giving of notice would constitute an event of default has occurred on or prior to such date. Moreover, $60,000 of the outstanding principal amount of the Convertible Note (together with any accrued and unpaid interest with respect to such portion of the principal amount) shall be automatically extinguished (without any cash payment by us) if (i) the registration statement has been declared effective by the SEC on or prior to the earlier of (i) the 120th calendar day after the Closing Date and (ii) the fifth business day after the date we are notified by the SEC that such registration statement will not be reviewed or will not be subject to further review (the “Effectiveness Deadline”), and the prospectus contained therein is available for use by Hanover for the resale by Hanover of the shares of common stock issued or issuable upon conversion of the Convertible Note and (ii) no event of default or an event that with the passage of time or giving of notice would constitute an event of default has occurred on or prior to such date.

The Convertible Note matures on May 30, 2016 (subject to extension as provided in the Convertible Note) and, in addition to the approximately 28.57% original issue discount, accrues interest at the rate of 8.0% per annum. The Convertible Note is convertible at any time, in whole or in part, at Hanover’s option into shares of our common stock, par value $0.001 per share at a conversion price equal to the lesser of (i) the product of (x) the arithmetic average of the lowest three (3) trade prices of our common stock during the 10 consecutive trading days ending and including the trading day immediately preceding the applicable conversion date and (y) 65%, and (ii) $0.12 (as adjusted for stock splits, stock dividends, stock combinations or other similar transactions). The Warrant entitles Hanover to purchase up to 3,716,091 shares of our common stock (the “Share Amount”) at any time for a period of one year from the Closing Date at an exercise price equal to the lesser of (i) the product of (x) the arithmetic average of the lowest three (3) VWAPs of the common stock during preceding ten (10) consecutive trading days and (y) sixty-five percent (65%), and (B) $0.12 (as adjusted for any stock split, stock dividend, stock combination or other similar transaction) (the “Exercise Price”). The Warrant may only be exercised for cash and we have the right to accept or decline any exercise of the Warrant by Hanover. If at any time the Share Amount is less than the quotient of $150,000 and the Exercise Price (the “Required Share Amount”), then the number of shares issuable upon exercise of the warrant shall automatically be increased by such number of shares equal to the difference of the Required Share Amount less the Share Amount.

At no time will Hanover be entitled to convert any portion of the Convertible Note or exercise any portion of the Warrant to the extent that after such conversion or exercise, Hanover (together with its affiliates) would beneficially own more than 4.99% of the outstanding shares of our common stock as of such date (the “Maximum Percentage”). The Maximum Percentage may be raised to any other percentage not in excess of 9.99% at the option of Hanover upon at least 61 days’ prior notice to us, or lowered to any other percentage, at the option of Hanover, at any time.

The Convertible Note includes customary event of default provisions. Upon the occurrence of an event of default, Hanover may require us to pay in cash the greater of (i) the product of (A) the amount to be redeemed multiplied by (B) 135% (or 100% if an insolvency related event of default) and (ii) the product of (X) the conversion price in effect at that time multiplied by (Y) the product of (1) 135% (or 100% if an insolvency related event of default) multiplied by (2) the greatest closing sale price of our common stock on any trading day during the period commencing on the date immediately preceding such event of default and ending on the date we make the entire payment required to be made under this provision.

25

We have the right at any time to redeem all, but not less than all, of the total outstanding amount then remaining under the Convertible Note in cash at a price equal to 135% of the total amount of such Convertible Note then outstanding. If at any time after the Closing Date, (i) the closing bid price of our common stock is equal to or greater than 140% of the Exercise Price for a period of 30 consecutive trading days (the “Measuring Period”), (ii) no Equity Conditions Failure (as defined in the Warrant) shall have occurred, and (iii) the aggregate dollar trading volume of the Common Stock for each trading day during the Measuring Period exceeds $3,000 per day, then we shall have the right to require Hanover to exercise all, or any part, of the Warrant (up to the Maximum Forced Exercise Amount (defined below)) (the “Forced Exercise”) at the then applicable Exercise Price. We will not be permitted to effect a Forced Exercise if, after giving effect to such Forced Exercise, we have received more than $150,000 in cash, in the aggregate, from one or more exercises of the Warrant. “Maximum Forced Exercise Amount” means, as of any given date, the lesser of (x) the number of shares of our common stock issuable upon exercise of the Warrant as of such given date and (y) 500% of the average trading volume (as reported on Bloomberg) of our common stock on our principal market on each of the 10 consecutive trading days ending and including the trading day immediately prior to such given date.

The fair value of the embedded conversion feature of these notes as at June 30, 2014 and December 31, 2013 were $550,163 and $384,598, respectively.

Except for the convertible promissory note of $100,000 issued to First Capital A.G. on April 25, 2012 and the $350,000 issued to Hanover Holdings I, LLC on May 30, 2014, the fair value of the convertible notes was calculated using the Black-Scholes model with the following assumptions: expected life of 1-3 years, expected dividend rate of 0%, volatility of 129.5% and interest rate at 0.47%.

The fair value of the convertible promissory note of $100,000 issued to First Capital A.G. on April 25, 2012, was calculated using the lattice valuation method as the conversion prices are variable for these notes.

The following assumptions provide information regarding the convertible promissory note of $100,000 issued to Fist Capital A.G. as of December 31, 2013:

December 31, 2013

Common stock issuable upon conversion	717,283
Market value of common stock on measurement date (1)	0.12
Adjusted Exercise price	0.14
Risk free interest rate (2)	0.07%
Term in year	0.32
Expected volatility (3)	208.6%
Expected dividend yield (4)	0%

(1)	The market value of common stock is the stock price at the close of trading on the date of December 31, 2013.

(2)	The risk-free interest rate was determined by management using the Treasury Bill rates with maturity from 3-month to 6-month as of December 31, 2013.

(3)	Expected volatility is based on average volatility of historical share trade information. The Company believes this method produces an estimate that is representative of the Company’s expectations of future volatility over the expected term of the warrants.

(4)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.

26

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

The following assumptions provide information regarding the convertible promissory note of $350,000 issued to Hanover Holdings I, LLC on May 30, 2014:

June 30, 2014

Common stock issuable upon conversion	9,739,645
Market value of common stock on measurement date (1)	$0.06
Adjusted Exercise price	$0.04
Risk free interest rate (2)	0.47%
Term in year	1.92
Expected volatility (3)	129.5%
Expected dividend yield (4)	0%

(1)	The market value of common stock is the stock price at the close of trading on the date of June 30, 2014.

(2)	The risk-free interest rate was determined by management using the Treasury Bill rates with maturity from 3-month to 6-month as of June 30, 2014.

(3)	Expected volatility is based on average volatility of historical share trade information. The Company believes this method produces an estimate that is representative of the Company’s expectations of future volatility over the expected term of the warrants.

(4)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.

Fair Value on a Recurring Basis

The following table sets forth, by level within the fair value hierarchy, the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of June 30, 2014:

	Fair Value Measurements at June 30, 2014
	Quoted Prices In Active Markets for	Significant Other	Significant Unobservable	Total Carrying
	Identical Assets	Observable Inputs	Inputs	Value as of
Descriptions	(Level 1)	(Level 2)	(Level 3)	June 30, 2014

Derivative warrant instruments	-	-	550,163	550,163

Total	-	-	550,163	550,163

27

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

9. Income Tax

We are subject to income tax in the United States, Hong Kong and PRC.

The Company’s subsidiaries, Jifu, CC Power and CC Investment are incorporated in PRC and are subjected to PRC enterprises income tax at the applicable tax rates on the taxable income as reported in their Chinese statutory accounts in accordance with the relevant enterprises income tax laws (“EIT Law”). The subsidiaries locate in Shenzhen, a special economic region, where companies are allowed to gradually phase into the 25% statutory tax rate. For 2014 and 2013, the statutory income tax rate is 25%. The open tax years in PRC are 2009-2014.

CC Mobility is incorporated in Hong Kong and is subjected to Hong Kong corporate income tax at 16.5% statutory income tax rate. No Hong Kong profits tax has been provided in the financial statements, as the Company did not have any assessable profits for the six months ended June 30, 2014 and 2013. The open tax year for CC Mobility in Hong Kong are 2012-2014.

The Company has no income tax expense for the six months ended June 30, 2014 and 2013 because it has not net assessable income.

The Company applied the provisions of ASC 740.10.50, “Accounting for Uncertainty in Income Taxes”, which provides clarification related to the process associated with accounting for uncertain tax positions recognized in our financial statements. ASC 740.10.50 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. ASC 740.10.50 also provides guidance related to, among other things, classification, accounting for interest and penalties associated with tax positions, and disclosure requirements. The Company recognizes accrued interest and penalties related to unrecognized tax benefits in the provision for income taxes in the statements of operation. The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense.

The following table sets forth the components of deferred income taxes as of June 30, 2014 and December 31, 2013:

	June 30,	December 31,
	2014	2013
Deferred tax assets:
Net operating losses - U.S.	$92,195	$1,195,355
Deferred revenue	-	19,223
	92,195	1,214,578
Valuation allowance	(92,195)	(1,214,578)
Deferred tax assets, net	$-	$-

As of June 30, 2014, the Company has net operating losses carry forward of $2,189,840 in the U.S. and $883,764 in Hong Kong and PRC available to offset future taxable income. They will begin to expire in 2030 and 2013, respectively. We provided for a full valuation allowance against the deferred tax assets of $92,195 on the expected future tax benefits from the net operating loss carry forwards as management believes it is more likely than not that these assets will not be realized in the future.

The change in valuation allowance for the six months ended June 30, 2014 and 2013 was a decrease of $1,122,383 and an increase of $21,207, respectively.

The Company did not recognize any interest or penalties related to unrecognized tax benefits for the six months ended June 30, 2014 and 2013.

28

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

10. Employee Benefits

The Company contributes to a state pension plan organized by municipal and provincial governments in respect of its employees in PRC. The compensation expense related to this plan was $32,092 and $1,630 for the three months ended June 30, 2014 and 2013, respectively. The compensation expense related to this plan was $49,193 and $2,586 for the six months ended June 30, 2014 and 2013, respectively.

11. Earnings (loss) per share

Basic earnings (loss) per share are computed on the basis of the weighted average number of shares of common stock outstanding during the period. Diluted loss per share is computed on the basis of the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the if-converted method for the convertible notes and preferred stock and the treasury stock method for warrants and options. The following table sets forth the computation of basic and diluted net loss per share:

	For The Three Months Ended		For The Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net (loss) income available for common shareholders - basic	$(34,900)	$(342,661)	$75,013	$(713,769)
Interest expense on convertible notes	5,550	23,541	26,250	36,081

Net (loss) income available for common shareholders - diluted	$(29,350)	$(319,120)	$101,263	$(677,688)

Weighted average outstanding shares of common stock – basic and diluted	73,666,997	67,849,391	73,398,831	64,022,491
Dilutive shares:
Conversion of convertible notes payable and warrants	-	-	12,839,645	-
Weighted average outstanding shares of common stock – basic and diluted	73,666,997	67,849,391	86,238,476	64,022,491

Loss per share - basic:	$(0.00)	$(0.01)	$0.00	$(0.01)

Loss per share - basic:	$(0.00)	$(0.01)	$0.00	$(0.01)

Since the company is suffering losses, the dilutive loss per share is equal to the basic loss per share for the three months ended June 30, 2014 and 2013, because the convertible notes are anti-dilutive.

12. Commitments and Contingencies

Operating commitments:

Operating lease agreement generally contains renewal options that may be exercised at the Company’s discretion after the completion of the terms.

The Company incurred rental expenses of $42,135 and $21,668 for the three months ended June 30, 2014 and 2013, respectively.

The Company incurred rental expenses of $81,624 and $43,080 for the six months ended June 30, 2014 and 2013, respectively.

29

XCELMOBILITY INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

13. Concentrations, Risks, and Uncertainties

Customer Concentrations

The Company has the following concentrations of business with each customer constituting greater than 10% of the Company’s gross sales:

	For The Three Months Ended		For The Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Customer A	83%	-	90%	-
Customer B	-	50%	-	40%
Customer C	-	35%	-	28%
Customer D	-	15%	-	26%

* Constitutes less than 10% of the Company’s gross sales.

The Company has not experienced any significant difficulty in collecting its accounts receivable in the past and is not aware of any financial difficulties being experienced by its major customers.

14. Operating Risk

The Company’s operations are all carried out in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC’s economy.

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

15. Subsequent Events

The Company has evaluated all other subsequent events through August 14, 2014, the date these consolidated financial statements were issued, and determined that there were no other subsequent events or transactions that require recognition or disclosures in the financial statements.

30

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion should be read in conjunction with our financial statements and notes thereto included elsewhere in this quarterly report. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, or other developments. Forward-looking statements are based upon estimates, forecasts, and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by us, or on our behalf. We disclaim any obligation to update forward-looking statements.

Overview

As noted above, we were incorporated in the state of Nevada on December 27, 2007 under the name “Advanced Messaging Solutions, Inc.” On March 29, 2011, we amended our Articles of Incorporation to change our name from “Advanced Messaging Solutions, Inc.” to “XcelMobility Inc.” and we effected a 35-for-1 forward stock split of all of our issued and outstanding shares of common stock. On June 11, 2014, we increased the total number of authorized shares of common stock to 400,000,000.

On July 5, 2011, we entered into a voluntary share exchange agreement (the “Exchange Agreement”) with Shenzhen CC Power Corporation, a company organized under the laws of the People’s Republic of China (PRC) (“CC Power”), CC Mobility Limited, a company organized under the laws of Hong Kong (“CC Mobility”) and the shareholders of CC Mobility. As a result of the Exchange Transaction, CC Mobility became our wholly-owned subsidiary and we control the business and operations of CC Power.

On May 7, 2013, we entered into and consummated a stock purchase agreement (the “Purchase Agreement”) with CC Investment, Jifu and certain of its shareholders (the “Jifu Shareholders”). Pursuant to the terms of the Purchase Agreement, we issued an aggregate of 27,000,000 shares of our common stock to the Jifu Shareholders as consideration for Jifu entering into certain controlling agreements with CC Investment. Through these controlling agreements, CC Investment will effectively own Jifu through a variable interest entity or VIE structure.

We recently made a strategic decision to change our primary business focus to becoming a wearable computing company, with two main business divisions: the wearable computing group and the video and security group. We were previously focused on the development of mobile applications for mobile devices that utilize cellular networks to connect to the Internet and hardware/software products to increase the speed of virtual private networks. As electronic miniaturization has moved us from mainframes to cellular phones, we believe that in the coming years wearable computing will replace or augment cellular phones on a growing basis. We believe this will include cellular phones and their related technology being embedded in wearable items, such as watches, belts, shoes, shirts, or glasses. We plan to focus on the development of applications for wearable computing, including:

•	Location-based services: core applications include finding friends/family/assets, location-based marketing, and security-related applications.
•	Medical monitoring: for patients with heart disease, epilepsy, Alzheimer's, and other aged-related maladies.
•	Security force monitoring and deployment: wearable computing with video, sound, and location which allows for remote monitoring and deployment of security forces over the internet and in the cloud.
•	Secure and touch-less payment systems: near field communication-enabled wearable devices have the potential to become the wallets of the future.

Results of Operations

The following discussion of the financial condition, results of operations, cash flows, and changes in our financial position should be read in conjunction with our audited consolidated financial statements and notes included in our Annual Report on Form 10-K filed on March 31, 2014.

31

Comparison of the Three Months Ended June 30, 2014 and 2013

Revenue

Our revenue for the three months ended June 30, 2014 totaled $629,448, an increase of $613,420 or 3,827% from $16,028 for the three months ended June 30, 2013. This increase in revenue was primarily due to the acquisition of Jifu in the middle of 2013, which generated revenue of $617,588.

Cost of revenue

Cost of revenue for the three months ended June 30, 2014 totaled $93,445 an increase of $93,434, from $11 for the three months ended June 30, 2013. This increase in cost of revenue was primarily due to the acquisition of Jifu in the middle of 2013, which incurred cost of revenue of $93,442.

Gross profit

Gross profit for the three months ended June 30, 2014 was $536,003, an increase of $519,986 from $16,017 for the three months ended June 30, 2013. This increase in gross profit was primarily due to the acquisition of Jifu, which generated a gross profit of $524,146.

Operating Expenses

Our operating expenses for the three months ended June 30, 2014 decreased by $33,472 to $396,144 from $429,616 for the three months ended June 30, 2013. These expenses comprise of selling expenses of $9,307 and general & administrative expenses of $386,837 for the three months ended June 30, 2014, while the selling expenses and general & administrative expenses for the three months ended June 30, 2013 were $4,147 and $425,469 respectively. This increase in operating expenses was primarily due to the acquisition of Jifu, which incurred operating expenses for the three months ended June 30, 2014 of $256,460.

Other Income (expense)

Other income (expense) for the three months ended June 30, 2014 was ($174,759) a decrease of $$245,697 from $70,938 for the three months ended June 30, 2013. This decrease in other expense was primarily due to increase in loss on derivative by $439,098 to ($129,411) for the three months ended June 30, 2014 from gain on derivative of $309,687 for the three months ended June 30, 2013.

Net income (loss)

Our net (loss) was ($34,900) for the three months ended June 30, 2014, compared to net (loss) of ($342,661) for the three months ended June 30, 2013. This decrease in net income was primarily due to the acquisition of Jifu, which generated a net income of $311,466 for the three months ended June 30, 2014.

Comprehensive income (loss)

Our comprehensive (loss) decreased from ($321,367) for the three months ended June 30, 2013 to ($32,158) for the three months ended June 30, 2014. The increase is primarily due to a decrease in net loss.

Comparison of the Six Months Ended June 30, 2014 and 2013

Revenue

Our revenue for the three months ended June 30, 2014 totaled $1,473,976, an increase of $1,431,574 or 3,376% from $42,402 for the six months ended June 30, 2013. This increase in revenue was primarily due to the acquisition of Jifu in the middle of 2013, which generated revenue of $1,461,987.

32

Cost of revenue

Cost of revenue for the six months ended June 30, 2014 totaled $228,297, an increase of $228,286, from $11 for the six months ended June 30, 2013. This increase in cost of revenue was primarily due to the acquisition of Jifu in the middle of 2013, which incurred cost of revenue of $228,252.

Gross profit

Gross profit for the six months ended June 30, 2014 was $1,245,679, an increase of $1,203,288 from $42,391 for the six months ended June 30, 2013. This increase in gross profit was primarily due to the acquisition of Jifu, which generated a gross profit of $1,233,735.

Operating Expenses

Our operating expenses for the six months ended June 30, 2014 increased by $234,247 to $950,282 from $716,035 for the six months ended June 30, 2013. These expenses comprise of selling expenses of $44,324 and general & administrative expenses of $905,958 for the six months ended June 30, 2014, while the selling expenses and general & administrative expenses for the six months ended June 30, 2013 were $8,634 and $707,401 respectively. This increase in operating expenses was primarily due to the acquisition of Jifu, which incurred operating expenses for the six months ended June 30, 2014 of $664,270.

Other Income (expense)

Other income (expense) for the six months ended June 30, 2014 was ($220,384), a decrease of $180,259 from ($40,125) for the six months ended June 30, 2013. This decrease in other expense was primarily due to increase in loss on derivative by $ 411,200 to ($101,513) for the three months ended June 30, 2014 from gain on derivative of $309,687 for the three months ended June 30, 2013.

Net income (loss)

Our net income was $75,013for the six months ended June 30, 2014, compared to net (loss) of ($713,769) for the six months ended June 30, 2013. This increase in net income was primarily due to the acquisition of Jifu, which generated a net income of $603,715 for the three months ended June 30, 2014.

Comprehensive income (loss)

Our comprehensive income (loss) increased from ($696,653) for the six months ended June 30, 2013 to comprehensive income of $84,812 for the six months ended June 30, 2014. The increase is primarily due to a decrease in net loss.

Liquidity and Capital Resources

Overview

As of June 30, 2014, we had cash and equivalents on hand of $182,384 and net current assets of $330,843. We believe that our cash on hand and working capital will be sufficient to meet our anticipated cash requirements through December 31, 2014. To meet our future development plan, we will need to meet our revenue objectives and/or sell additional equity and debt securities, which could result in dilution to current shareholders. The incurrence of indebtedness might result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations activities. Moreover, financing may not be available in amounts or on terms acceptable to us, if at all. Our capability to raise adequate additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

In fiscal year 2013, we sold an aggregate of 8,400,000 shares of our common stock to accredited investors in private placements for aggregate cash proceeds of $420,000.

On May 30, 2014, we issued a senior convertible note (the “Hanover Note”) and a warrant to acquire up to 3,176,092 shares of common stock at an initial exercise price of $0.04 (the “Hanover Warrant”) to Hanover Holdings I, LLC in a private placement for an aggregate purchase price of $250,000. If the Hanover Warrant is exercised for cash, we expect to receive gross proceeds of up to $150,000.

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On July 14, 2014, we filed a registration statement on Form S-1 with the Securities and Exchange Commission to register 12,600,000 shares of our common stock issuable upon conversion of the Hanover Note and upon exercise of the Hanover Warrant. Such registration statement on Form S-1 was declared effective by the Securities and Exchange Commission on July 31, 2014.

Substantially all of our current revenues are earned by CC Power and Jifu, our PRC subsidiaries. However, PRC regulations restrict the ability of our PRC subsidiary to declare dividends and other payments to their offshore parent company. Pursuant to the law of PRC on foreign-capital enterprises, when CC Power or Jifu decides to distribute profits, reserve funds and bonus and welfare funds for workers and staff members shall be withdrawn from the profits after a foreign-capital enterprise has paid income tax in accordance with the provisions of the Chinese tax law. The proportion of reserve funds to be withdrawn shall not be lower than 10% of the total amount of profits after payment of tax; the withdrawal of reserve funds may be stopped when the total cumulative reserve has reached 50% of the registered capital. The proportion of bonus and welfare funds for workers and staff members to be withdrawn shall be determined by the foreign-capital enterprise of its own accord. Companies may be subject to a fine up to 5,000 RMB as a result of non-compliance of such rules. The registered capital of CC Power is $345,864 (RMB 2,526,000) and the registered capital of Jifu is $362,472 (RMB 3,000,000).

We anticipate generating losses in the near term, and therefore, may be unable to continue operations in the future. We require additional capital, and we may have to issue debt or equity or enter into a strategic arrangement with a third party to obtain such capital. In order to meet our planned strategic two to four acquisitions, we estimate requiring up to US$3,000,000 in capital. We will consider debt or equity offerings or institutional borrowing as potential means of financing, however, there are no assurances that we will be successful or that we will obtain terms that are favorable to us.

Net cash provided by (used in) operating activities

Net cash provided by (used in) operating activities for the six months ended June 30, 2014 was ($460,611) compared to net cash provided by (used in) operating activities of ($137,493) for the six months ended June 30, 2013. This decrease in cash from operating activities was primarily due to decrease in accounts payable.

Net cash provided by (used in) investing activities

Net cash provided by (used in) investing activities for the six months ended June 30, 2014 was ($158) compared to net cash used in investing activities for the six months ended June 30, 2013 of ($1,533). This increase in cash provided by investing activities was primarily due to decrease in purchase of property, plant and equipment.

Net cash provided by financing activities

Net cash provided by financing activities for the six months ended June 30, 2014 was $200,000 compared to $175,775 in cash provided by financing activities for the six months ended June 30, 2013. The increase in cash provided by financing activities was as a result of increase in proceeds from issuance of notes payable.

Off-Balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to its shares and classified as shareholder’s equity or that are not reflected in its consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to it or engages in leasing, hedging or research and development services with it.

Critical Accounting Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Management believes that the estimates used in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

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Certain of our accounting policies require higher degrees of professional judgment than others in their application. These include allowance for doubtful accounts, depreciation and impairment of fixed assets, and income tax. Management evaluates all of its estimates and judgments on an ongoing basis.

Recently Issued Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting standards if currently adopted could have a material effect on the accompanying financial statements.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

Foreign Exchange Rates

Our financial instruments consist mainly of cash, borrowings and accounts receivable. The objective of our policies is to mitigate potential income statement, cash flow and fair value exposures resulting from possible future adverse fluctuations in exchange rates. We evaluate our exposure to market risk by assessing the anticipated near-term and long-term fluctuations in foreign exchange rates. This evaluation includes the review of leading market indicators, discussions with financial analysts and investment bankers regarding current and future economic conditions and the review of market projections as to expect future rates.

The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. Since July 2005, the RMB has no longer been pegged to the U.S. dollar. The RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future, PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Because substantially all of our earnings, cash and assets are currently denominated in RMB, appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. As a result, we face exposure to adverse movements in currency exchange rates as the financial results of our Chinese operations are translated from local currency into U.S. dollar upon consolidation. If the U.S. dollar weakens against the RMB, the translation of our foreign-currency-denominated balances will result in increased net assets, net revenues, operating expenses, and net income or loss. Similarly, our net assets, net revenues, operating expenses, and net income or loss will decrease if the U.S. dollar strengthens against the RMB. Additionally, foreign exchange rate fluctuations on transactions denominated in RMB other than the functional currency result in gains and losses that are reflected in our consolidated statement of operations. Our operations are subject to risks typical of international business, including, but not limited to, differing economic conditions, changes in political climate, differing tax structures, other regulations and restrictions, and foreign exchange rate volatility.

Considering the RMB balance of our cash as of June 30, 2014, which amounted to US$141,768, a 1.0% change in the exchange rates between the RMB and the U.S. dollar would result in an increase or decrease of approximately US$1,432 of the balance.

Item 4. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

We carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer (who is our Principal Executive Officer) and our Chief Financial Officer (who is our Principal Financial Officer and Principal Accounting Officer), of the effectiveness of the design of our disclosure controls and procedures (as defined by Exchange Act Rules 13a-15(e) or 15d-15(e)) as of June 30, 2014, pursuant to Exchange Act Rule 13a-15. Based upon that evaluation, our Principal Executive Officer and Principal Financial Officer concluded that our disclosure controls and procedures were not effective as of June 30, 2014 in ensuring that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the Securities and Exchange Commission’s (the “SEC”) rules and forms. This conclusion is based on findings that constituted material weaknesses. A material weakness is a deficiency, or a combination of control deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Company’s interim financial statements will not be prevented or detected on a timely basis.

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In performing the above-referenced assessment, our management identified the following material weaknesses:

i)	We have insufficient quantity of dedicated resources and experienced personnel involved in reviewing and designing internal controls. As a result, a material misstatement of the interim and annual financial statements could occur and not be prevented or detected on a timely basis.

ii)	We do not have an audit committee. While not being legally obligated to have an audit committee, it is the management’s view that to have an audit committee, comprised of independent board members, is an important entity-level control over our financial statements.

iii)	We did not perform an entity level risk assessment to evaluate the implication of relevant risks on financial reporting, including the impact of potential fraud-related risks and the risks related to non-routine transactions, if any, on our internal control over financial reporting. Lack of an entity-level risk assessment constituted an internal control design deficiency which resulted in more than a remote likelihood that a material error would not have been prevented or detected, and constituted a material weakness.

Our management feels the weaknesses identified above have not had any material affect on our financial results. However, we are currently reviewing our disclosure controls and procedures related to these material weaknesses and expect to implement changes in the near term, including identifying specific areas within our governance, accounting and financial reporting processes to add adequate resources to potentially mitigate these material weaknesses.

Our management team will continue to monitor and evaluate the effectiveness of our internal controls and procedures and our internal controls over financial reporting on an ongoing basis and is committed to taking further action and implementing additional enhancements or improvements, as necessary and as funds allow.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Changes in Internal Controls Over Financial Reporting

There were no changes in our internal controls over financial reporting that occurred during the quarterly period ended June 30, 2014 that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting. We believe that a control system, no matter how well designed and operated, cannot provide absolute assurance that the objectives of the control system are met, and no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within any company have been detected.

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PART II. OTHER INFORMATION

Item 1. Legal Proceedings.

None.

Item 1A. Risk Factors.

As a smaller reporting company, we are not required to provide the information required by this item.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

None.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Mine Safety Disclosure.

Not applicable.

Item 5. Other Information.

None.

Item 6. Exhibits.

Exhibit No.	Description
3.1(a)	Articles of Incorporation (incorporated by reference to our Registration Statement on Form S-1 originally filed on October 14, 2009).
3.1(b)	Amendment to Articles of Incorporation (incorporated by reference to our Current Report on Form 8-K filed on March 29, 2011).
3.1(c)	Amendment to Articles of Incorporation (incorporated by reference to our Current Report on Form 8-K filed on June 11, 2014).
3.2	Amended and Restated Bylaws (incorporated by reference to our Current Report on Form 8-K filed on April 27, 2011).
10.1	Securities Purchase Agreement, dated May 30, 2014, by and between Hanover Holdings I, LLC and the Company (incorporated by reference to our Current Report on Form 8-K filed on June 05, 2014).
10.2	Registration Rights Agreement, dated May 30, 2014, by and between Hanover Holdings I, LLC and the Company (incorporated by reference to our Current Report on Form 8-K filed on June 05, 2014).
10.3	Senior Convertible Note, issued to Hanover Holdings I, LLC, dated May 30, 2014 (incorporated by reference to our Current Report on Form 8-K filed on June 05, 2014).
10.4	Warrant issued to Hanover Holdings I, LLC, dated May 30, 2014 (incorporated by reference to our Current Report on Form 8-K filed on June 05, 2014).
31.1*	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1*	Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2*	Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101*	Interactive Data Files

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

XCELMOBILITY INC.

Dated: August 14, 2014	/s/ Xili Wang
By: Xili Wang
Its: Chief Financial Officer and Secretary (Principal Financial
Officer and Principal Accounting Officer)

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